SECURITIES AND EXCHANGE COMMISSION

Washington D.C.  20549

SCHEDULE 13G

Amendment No. 3

Under the Securities Exchange Act of 1934

SPECTRX, INC.

(Name of Issuer)

Common Stock, $0.001 Par Value

(Title of class of Securities)

847635109

(CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

 <

[   ] Rule 13d-1(b)

[   ] Rule 13d-1(c)

[X] Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior coverage page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of this section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 847635109

1.     Name of Reporting Persons IRS Identification No. of above Persons

        (entities only)

        C. G. Grefenstette as Trustee

2.     Check the Appropriate Box if Member of a Group          (a)  [X]

                                                                                                   (b)  [   ]

3.     SEC Use Only

4.     Citizenship or Place of Organization

         U.S.

Number of          5.     Sole Voting Power

Shares

Beneficially

Owned by            6.     Shared Voting Power

Each                             0   (See Item (4)(a))

Reporting

Person                  7.     Sole Dispositive Power

With

                             8.     Shared Dispositive Power

                                     0   (See Item (4)(a))

9.     Aggregate Amount Beneficially Owned by Each Reporting Person

        0

10.   Check Box if the Aggregate Amount in Row (ii) Excludes Certain Shares

11.    Percent of Class Represented by Amount in Row (11)

         0

12.    Type of Reporting Person

         IN

CUSIP NO. 847635109

1.     Name of Reporting Persons IRS Identification No. of above Persons

        (entities only)

        E. C. Johnson as Trustee

2.     Check the Appropriate Box if Member of a Group          (a)  [X]

                                                                                                   (b)  [   ]

3.     SEC Use Only

4.     Citizenship or Place of Organization

         U.S.

Number of          5.     Sole Voting Power

Shares

Beneficially

Owned by             6.     Shared Voting Power

Each                             0   (See Item (4)(a))

Reporting

Person                  7.     Sole Dispositive Power

With

                             8.     Shared Dispositive Power

                                     0   (See Item (4)(a))

9.     Aggregate Amount Beneficially Owned by Each Reporting Person

        0

10.   Check Box if the Aggregate Amount in Row (ii) Excludes Certain Shares

11.    Percent of Class Represented by Amount in Row (11)

         0

12.    Type of Reporting Person

         IN

CUSIP NO. 847635109

1.     Name of Reporting Persons IRS Identification No. of above Persons

        (entities only)

        Bruce I. Crocker as Trustee

2.     Check the Appropriate Box if Member of a Group          (a)   [X]

                                                                                                  (b)  [   ]

3.     SEC Use Only

4.     Citizenship or Place of Organization

         U.S.

Number of          5.     Sole Voting Power

Shares

Beneficially

Owned by            6.     Shared Voting Power

Each                             0 (See Item (4)(a))

Reporting

Person                  7.     Sole Dispositive Power

With

                             8.     Shared Dispositive Power

                                      0 (See Item (4)(a))

9.     Aggregate Amount Beneficially Owned by Each Reporting Person

        0

10.   Check Box if the Aggregate Amount in Row (ii) Excludes Certain Shares

11.    Percent of Class Represented by Amount in Row (11)

          0

12.    Type of Reporting Person

         IN

CUSIP NO. 847635109

1.     Name of Reporting Persons IRS Identification No. of above Persons

        (entities only)

        C. G. Grefenstette, E. C. Johnson and Bruce I. Crocker, Trustees U/A/T dated

        12/30/76 for the Children of Juliet Lea Hillman Simonds   I.D. #25-6193084

2.     Check the Appropriate Box if Member of a Group          (a)  [X]

                                                                                                  (b)  [   ]

3.     SEC Use Only

4.     Citizenship or Place of Organization

         Pennsylvania

Number of          5.     Sole Voting Power

Shares                         0

Beneficially

Owned by            6.     Shared Voting Power

Each

Reporting

Person                  7.     Sole Dispositive Power

With                             0

                             8.     Shared Dispositive Power

9.     Aggregate Amount Beneficially Owned by Each Reporting Person

        0

10.   Check Box if the Aggregate Amount in Row (ii) Excludes Certain Shares

11.    Percent of Class Represented by Amount in Row (11)

         0

12.    Type of Reporting Person

         OO

CUSIP NO. 847635109

1.     Name of Reporting Persons IRS Identification No. of above Persons

        (entities only)

        C. G. Grefenstette, E. C. Johnson and Bruce I. Crocker, Trustees U/A/T dated

        12/30/76 for the Children of Audrey Hillman Fisher I.D. #25-6193085

2.     Check the Appropriate Box if Member of a Group          (a)  [X]

                                                                                                  (b)  [   ]

3.     SEC Use Only

4.     Citizenship or Place of Organization

         Pennsylvania

Number of          5.      Sole Voting Power

Shares                         0

Beneficially

Owned by            6.     Shared Voting Power

Each

Reporting

Person                  7.     Sole Dispositive Power

With                             0

                              8.     Shared Dispositive Power

9.     Aggregate Amount Beneficially Owned by Each Reporting Person

        0

10.   Check Box if the Aggregate Amount in Row (ii) Excludes Certain Shares

11.    Percent of Class Represented by Amount in Row (11)

         0

12.    Type of Reporting Person

         OO

CUSIP NO. 847635109

1.     Name of Reporting Persons IRS Identification No. of above Persons

        (entities only)

        C. G. Grefenstette, E. C. Johnson and Bruce I. Crocker, Trustees U/A/T dated

        12/30/76 for the Children of Henry Lea Hillman, Jr.     I.D.. #25-6193086

2.     Check the Appropriate Box if Member of a Group          (a)  [X]

                                                                                                   (b)  [   ]

3.     SEC Use Only

4.     Citizenship or Place of Organization

         Pennsylvania

Number of          5.     Sole Voting Power

Shares                         0

Beneficially

Owned by             6.     Shared Voting Power

Each

Reporting

Person                  7.     Sole Dispositive Power

With                             0

                             8.     Shared Dispositive Power

9.     Aggregate Amount Beneficially Owned by Each Reporting Person

        0

10.   Check Box if the Aggregate Amount in Row (ii) Excludes Certain Shares

11.    Percent of Class Represented by Amount in Row (11)

         0

12.    Type of Reporting Person

         OO

CUSIP NO. 847635109

1.     Name of Reporting Persons IRS Identification No. of above Persons

        (entities only)

        C. G. Grefenstette, E. C. Johnson and Bruce I. Crocker, Trustees U/A/T dated

        12/30/76 for the Children of William Talbott Hillman     I.D. #25-6193087

2.     Check the Appropriate Box if Member of a Group          (a)  [X]

                                                                                                  (b)  [   ]

3.     SEC Use Only

4.     Citizenship or Place of Organization

         Pennsylvania

Number of          5.     Sole Voting Power

Shares                         0

Beneficially

Owned by            6.     Shared Voting Power

Each

Reporting

Person                  7.     Sole Dispositive Power

With                             0

                             8.     Shared Dispositive Power

9.     Aggregate Amount Beneficially Owned by Each Reporting Person

        0

10.   Check Box if the Aggregate Amount in Row (ii) Excludes Certain Shares

11.    Percent of Class Represented by Amount in Row (11)

         0

12.    Type of Reporting Person

         OO

CUSIP NO. 847635109

1.     Name of Reporting Persons IRS Identification No. of above Persons

        (entities only)

        Henry L. Hillman as Trustee

2.     Check the Appropriate Box if Member of a Group          (a)  [X]

                                                                                                   (b)  [   ]

3.     SEC Use Only

4.     Citizenship or Place of Organization

         U.S.

Number of          5.     Sole Voting Power

Shares

Beneficially

Owned by            6.     Shared Voting Power

Each                             0    (See Item (4)(a))

Reporting

Person                  7.     Sole Dispositive Power

With

                             8.     Shared Dispositive Power

                                     0   (See Item (4)(a))

9.     Aggregate Amount Beneficially Owned by Each Reporting Person

        0

10.   Check Box if the Aggregate Amount in Row (ii) Excludes Certain Shares

11.    Percent of Class Represented by Amount in Row (11)

         0

12.    Type of Reporting Person

         IN

CUSIP NO. 847635109

1.     Name of Reporting Persons IRS Identification No. of above Persons

        (entities only)

        Elsie Hilliard Hillman as Trustee

2.     Check the Appropriate Box if Member of a Group          (a)  [X]

                                                                                                   (b)  [   ]

3.     SEC Use Only

4.     Citizenship or Place of Organization

         U.S.

Number of          5.     Sole Voting Power

Shares

Beneficially

Owned by            6.     Shared Voting Power

Each                              0   (See Item (4)(a))

Reporting

Person                  7.     Sole Dispositive Power

With

                             8.     Shared Dispositive Power

                                     0   (See Item (4)(a))

9.     Aggregate Amount Beneficially Owned by Each Reporting Person

        0

10.   Check Box if the Aggregate Amount in Row (ii) Excludes Certain Shares

11.    Percent of Class Represented by Amount in Row (11)

         0

12.    Type of Reporting Person

         IN

CUSIP NO. 847635109

1.     Name of Reporting Persons IRS Identification No. of above Persons

        (entities only)

        Charles G. Hadley

2.     Check the Appropriate Box if Member of a Group          (a)  [X]

                                                                                                   (b)  [   ]

3.     SEC Use Only

4.     Citizenship or Place of Organization

         U.S.

Number of          5.     Sole Voting Power

Shares

Beneficially

Owned by            6.     Shared Voting Power

Each                             0   (See Item (4)(a))

Reporting

Person                  7.     Sole Dispositive Power

With

                             8.     Shared Dispositive Power

                                     0   (See Item (4)(a))

9.      Aggregate Amount Beneficially Owned by Each Reporting Person

        0

10.   Check Box if the Aggregate Amount in Row (ii) Excludes Certain Shares

11.    Percent of Class Represented by Amount in Row (11)

         0

12.    Type of Reporting Person

          IN

CUSIP NO. 847635109

1.     Name of Reporting Persons IRS Identification No. of above Persons

        (entities only)

        Hal S. Broderson

2.     Check the Appropriate Box if Member of a Group          (a)  [X]

                                                                                                   (b)  [   ]

3.     SEC Use Only

4.     Citizenship or Place of Organization

         U.S.

Number of          5.     Sole Voting Power

Shares

Beneficially

Owned by            6.     Shared Voting Power

Each                             0   (See Item (4)(a))

Reporting

Person                  7.     Sole Dispositive Power

With

                             8.     Shared Dispositive Power

                                     0   (See Item (4)(a))

9.     Aggregate Amount Beneficially Owned by Each Reporting Person

        0

10.   Check Box if the Aggregate Amount in Row (ii) Excludes Certain Shares

11.    Percent of Class Represented by Amount in Row (11)

         0

12.    Type of Reporting Person

         IN

CUSIP NO. 847635109

1.     Name of Reporting Persons IRS Identification No. of above Persons

        (entities only)

        Ronald J. Brenner

2.     Check the Appropriate Box if Member of a Group          (a)  [X]

                                                                                                   (b)  [   ]

3.     SEC Use Only

4.     Citizenship or Place of Organization

         U.S.

Number of          5.     Sole Voting Power

Shares

Beneficially

Owned by             6.     Shared Voting Power

Each                             0   (See Item (4)(a))

Reporting

Person                  7.     Sole Dispositive Power

With

                             8.     Shared Dispositive Power

                                     0   (See Item (4)(a))

9.     Aggregate Amount Beneficially Owned by Each Reporting Person

        0

10.   Check Box if the Aggregate Amount in Row (ii) Excludes Certain Shares

11.    Percent of Class Represented by Amount in Row (11)

         0

12.    Type of Reporting Person

         IN

CUSIP NO. 847635109

1.     Name of Reporting Persons IRS Identification No. of above Persons

        (entities only)

        Henry L. Hillman, Elsie Hilliard Hillman and C. G Grefenstette

         Trustees of the Henry L. Hillman Trust U/A Dated November 18, 1985

         I.D. #  18-2145466

2.     Check the Appropriate Box if Member of a Group          (a)  [X]

                                                                                                  (b)  [   ]

3.     SEC Use Only

4.     Citizenship or Place of Organization

         Pennsylvania

Number of          5.     Sole Voting Power

Shares                         0

Beneficially

Owned by            6.     Shared Voting Power

Each                              0   (See Item (4)(a))

Reporting

Person                  7.     Sole Dispositive Power

With                              0

                             8.     Shared Dispositive Power

                                     0   (See Item (4)(a))

9.     Aggregate Amount Beneficially Owned by Each Reporting Person

        0

10.   Check Box if the Aggregate Amount in Row (ii) Excludes Certain Shares

11.    Percent of Class Represented by Amount in Row (11)

         0

12.    Type of Reporting Person

         OO

CUSIP NO. 847635109

1.     Name of Reporting Persons IRS Identification No. of above Persons

        (entities only)

        The Hillman Company                                I.D. #  25-1011286

2.     Check the Appropriate Box if Member of a Group           (a)  [X]

                                                                                                  (b)  [   ]

3.     SEC Use Only

4.     Citizenship or Place of Organization

         Pennsylvania

Number of          5.     Sole Voting Power

Shares

Beneficially

Owned by            6.     Shared Voting Power

Each                             0   (See Item (4)(a))

Reporting

Person                  7.     Sole Dispositive Power

With

                              8.     Shared Dispositive Power

                                     0  (See Item (4)(a))

9.     Aggregate Amount Beneficially Owned by Each Reporting Person

        0

10.   Check Box if the Aggregate Amount in Row (ii) Excludes Certain Shares

11.    Percent of Class Represented by Amount in Row (11)

         0

12.    Type of Reporting Person

         CO

CUSIP NO. 847635109

1.     Name of Reporting Persons IRS Identification No. of above Persons

        (entities only)

        Wilmington Investments, Inc.                                I.D. #  51-0034468

2.     Check the Appropriate Box if Member of a Group          (a)  [X]

                                                                                                  (b)  [   ]

3.     SEC Use Only

4.     Citizenship or Place of Organization

         Delaware

Number of          5.     Sole Voting Power

Shares

Beneficially

Owned by            6.     Shared Voting Power

Each                              0   (See Item (4)(a))

Reporting

Person                  7.     Sole Dispositive Power

With

                             8.     Shared Dispositive Power

                                     0   (See Item (4)(a))

9.     Aggregate Amount Beneficially Owned by Each Reporting Person

        0

10.   Check Box if the Aggregate Amount in Row (ii) Excludes Certain Shares

 >

11.    Percent of Class Represented by Amount in Row (11)

         0

12.    Type of Reporting Person

         CO

CUSIP NO. 847635109

1.     Name of Reporting Persons IRS Identification No. of above Persons

        (entities only)

        Wilmington Equities, Inc.                                I.D. #  51-0411204

2.     Check the Appropriate Box if Member of a Group          (a)  [X]

                                                                                                  (b)  [   ]

3.     SEC Use Only

4.     Citizenship or Place of Organization

         Delaware

Number of          5.     Sole Voting Power

Shares

Beneficially

Owned by            6.     Shared Voting Power

Each                             0   (See Item (4)(a))

Reporting

Person                  7.     Sole Dispositive Power

With

                              8.     Shared Dispositive Power

                                     0   (See Item (4)(a))

9.     Aggregate Amount Beneficially Owned by Each Reporting Person

        0

10.   Check Box if the Aggregate Amount in Row (ii) Excludes Certain Shares

11.    Percent of Class Represented by Amount in Row (11)

         0

12.    Type of Reporting Person

         CO

CUSIP NO. 847635109

1.     Name of Reporting Persons IRS Identification No. of above Persons

        (entities only)

         Wilmington Securities, Inc.                                I.D. #  51-0114700

2.     Check the Appropriate Box if Member of a Group          (a)  [X]

                                                                                                  (b)  [   ]

3.     SEC Use Only

4.     Citizenship or Place of Organization

         Delaware

Number of          5.     Sole Voting Power

Shares                         0

Beneficially

Owned by            6.     Shared Voting Power

Each                              0

Reporting

Person                  7.     Sole Dispositive Power

With                              0

                             8.     Shared Dispositive Power

                                     0

9.     Aggregate Amount Beneficially Owned by Each Reporting Person

        0

10.   Check Box if the Aggregate Amount in Row (ii) Excludes Certain Shares

11.    Percent of Class Represented by Amount in Row (11)

         0

12.    Type of Reporting Person

         CO

CUSIP NO. 847635109

1.     Name of Reporting Persons IRS Identification No. of above Persons

        (entities only)

        Wilmington Interstate Corporation                          I.D. #  51-0313966

2.     Check the Appropriate Box if Member of a Group          (a)  [X]

                                                                                                   (b)  [   ]

3.     SEC Use Only

4.     Citizenship or Place of Organization

         Delaware

Number of          5.     Sole Voting Power

Shares                          0

Beneficially

Owned by            6.     Shared Voting Power

Each

Reporting

Person                  7.     Sole Dispositive Power

With                              0

                             8.     Shared Dispositive Power

9.     Aggregate Amount Beneficially Owned by Each Reporting Person

        0

10.   Check Box if the Aggregate Amount in Row (ii) Excludes Certain Shares

11.    Percent of Class Represented by Amount in Row (11)

         0

12.    Type of Reporting Person

         CO

CUSIP NO. 847635109

1.     Name of Reporting Persons IRS Identification No. of above Persons

        (entities only)

        Hillman/Dover Limited Partnership      I.D. # 51-0286294

2.     Check the Appropriate Box if Member of a Group          (a)  [X]

                                                                                                  (b)  [   ]

3.     SEC Use Only

4.     Citizenship or Place of Organization

         Delaware

Number of          5.     Sole Voting Power

Shares

Beneficially

Owned by            6.     Shared Voting Power

Each                             0   (See Item (4)(a))

Reporting

Person                  7.     Sole Dispositive Power

With

                              8.     Shared Dispositive Power

                                     0   (See Item (4)(a))

9.     Aggregate Amount Beneficially Owned by Each Reporting Person

        0

10.   Check Box if the Aggregate Amount in Row (ii) Excludes Certain Shares

11.    Percent of Class Represented by Amount in Row (11)

         0

12.    Type of Reporting Person

         PN

CUSIP NO. 847635109

1.     Name of Reporting Persons IRS Identification No. of above Persons

        (entities only)

        Cashon Biomedical Associates L.P.            I.D. # 23-2555178

2.     Check the Appropriate Box if Member of a Group          (a)  [X]

                                                                                                  (b)  [   ]

3.     SEC Use Only

4.     Citizenship or Place of Organization

         Delaware

Number of          5.     Sole Voting Power

Shares

Beneficially

Owned by            6.     Shared Voting Power

Each                             0   (See Item (4)(a))

Reporting

Person                   7.     Sole Dispositive Power

With

                             8.     Shared Dispositive Power

                                     0   (See Item (4)(a))

9.     Aggregate Amount Beneficially Owned by Each Reporting Person

        0

10.   Check Box if the Aggregate Amount in Row (ii) Excludes Certain Shares

11.    Percent of Class Represented by Amount in Row (11)

         0

12.    Type of Reporting Person

         PN

CUSIP NO. 847635109

1.     Name of Reporting Persons IRS Identification No. of above Persons

        (entities only)

        Hillman Medical Ventures 1995 L.P.             I.D.# 51-0364601

2.     Check the Appropriate Box if Member of a Group          (a)  [X]

                                                                                                   (b)  [   ]

3.     SEC Use Only

4.     Citizenship or Place of Organization

         Delaware

Number of          5.     Sole Voting Power

Shares                         0

Beneficially

Owned by            6.     Shared Voting Power

Each

Reporting

Person                  7.     Sole Dispositive Power

With                             0

                             8.     Shared Dispositive Power

9.     Aggregate Amount Beneficially Owned by Each Reporting Person

        0

10.   Check Box if the Aggregate Amount in Row (ii) Excludes Certain Shares

11.    Percent of Class Represented by Amount in Row (11)

         0

12.    Type of Reporting Person

         PN

CUSIP NO. 847635109

1.     Name of Reporting Persons IRS Identification No. of above Persons

        (entities only)

        Hillman Medical Ventures 1996 L.P.             I.D.# 51-0372016

2.     Check the Appropriate Box if Member of a Group          (a)  [X]

                                                                                                  (b)  [   ]

3.     SEC Use Only

4.     Citizenship or Place of Organization

         Delaware

Number of          5.     Sole Voting Power

Shares                          0

Beneficially

Owned by            6.     Shared Voting Power

Each

Reporting

Person                  7.     Sole Dispositive Power

With                             0

                             8.     Shared Dispositive Power

9.     Aggregate Amount Beneficially Owned by Each Reporting Person

        0

10.   Check Box if the Aggregate Amount in Row (ii) Excludes Certain Shares

11.    Percent of Class Represented by Amount in Row (11)

         0

12.    Type of Reporting Person

         PN

CUSIP NO. 847635109

1.     Name of Reporting Persons IRS Identification No. of above Persons

        (entities only)

        Hillman Medical Ventures 1997 L.P.             I.D.# 52-2028335

2.     Check the Appropriate Box if Member of a Group          (a)  [X]

                                                                                                  (b)  [   ]

3.     SEC Use Only

4.     Citizenship or Place of Organization

         Delaware

Number of          5.     Sole Voting Power

Shares                          0

Beneficially

Owned by            6.     Shared Voting Power

Each

Reporting

Person                  7.     Sole Dispositive Power

With                             0

                             8.     Shared Dispositive Power

9.     Aggregate Amount Beneficially Owned by Each Reporting Person

        0

10.   Check Box if the Aggregate Amount in Row (ii) Excludes Certain Shares

11.    Percent of Class Represented by Amount in Row (11)

         0

12.    Type of Reporting Person

         PN

Item 1(a)     Name of Issuer

                    Spectrx, Inc.

Item 1(b)     Address of Issuer's Principal Executive Office:

                    4955 Avalon Ridge Parkway, Suite 300

                    Norcross, GA  30071

Item 2(a)     Name of Person Filing:

                    (i)     Hillman Medical Ventures 1995 L.P., a Delaware Limited

                             Partnership whose general partners are Hillman/Dover Limited

                             Partnership and Cashon Biomedical Associates, L.P.

                    (ii)    Hillman Medical Ventures 1996 L.P., a Delaware Limited

                             Partnership whose general partners are Hillman/Dover Limited

                             Partnership and Cashon Biomedical Associates, L.P.

                    (iii)   Hillman Medical Ventures 1997 L.P., a Delaware Limited

                             Partnership whose general partners are Hillman/Dover Limited

                             Partnership and Cashon Biomedical Associates, L.P.

        (iv)   Hillman/Dover Limited Partnership, a Delaware Limited

                             Partnership whose general partner is Wilmington Securities, Inc.

                    (v)    Cashon Biomedical Associates, L.P., a Delaware Limited

                             Partnership whose general partners are Charles G. Hadley,

                             Hal S. Broderson and Ronald J. Brenner

                    (vi)   Wilmington Interstate Corporation, a wholly-owned subsidiary of

                             Wilmington Equities, Inc.

                     (vii) Wilmington Securities, Inc., a wholly-owned subsidiary of

                             Wilmington Equities, Inc.

                     (viii) Wilmington Equities, Inc., a wholly-owned subsidiary of

                              Wilmington Investments, Inc.

                     (ix)    Wilmington Investments, Inc, a wholly-owned subsidiary of

                               The Hillman Company.

                     (x)      The Hillman Company, a corporation controlled by the HLH

                                 Trust.

                     (xi)     Henry L. Hillman, Elsie Hilliard Hillman and C. G. Grefenstette

                                Trustees of the Henry L. Hillman Trust U/A dated November 18,

                                1985 (the "HLH Trust").

                     (xii)    C. G. Grefenstette, E. C. Johnson and Bruce I. Crocker, Trustees

                                U/A/T dated 12/30/76 for the Children of Juliet Lea Hillman

                                Simonds (the "1976 JLHS Trust).

                      (xiii)  C. G. Grefenstette, E. C. Johnson and Bruce I. Crocker,  Trustees

                                U/A/T dated 12/30/76 for the Children of Audrey Hillman Fisher

                                (the "1976 AHF Trust).

                       (xiv)  C. G. Grefenstette, E. C. Johnson and Bruce I. Crocker, Trustees

                                U/A/T dated 12/30/76 for the Children of Henry Lea Hillman, Jr.

                                (the "1976 HLH, Jr. Trust).

                       (xv)   C. G. Grefenstette, E. C. Johnson and Bruce I. Crocker, Trustees

                                U/A/T dated 12/30/76 for the Children of William Talbott Hillman

                                (the "1976 WTH Trust).

          (xvi)    Ronald J. Brenner

                      (xvii) Hal S. Broderson

                     (xviii) Charles G. Hadley

                      (xix)  Elsie Hilliard Hillman

                       (xx)   Henry L. Hillman

            (xxi) Bruce I. Crocker

                       (xxii)  E. C. Johnson

                      (xxiii) C. G. Grefenstette

Item 2(b)     Address of the principal Business Office:

                    Hillman Medical Ventures 1995 L.P., Hillman Medical

                    Ventures 1996 L.P., Hillman Medical Ventures 1997 L.P.,

                    Hillman/Dover Limited Partnership, Wilmington Interstate Corporation,

                    Wilmington Securities, Inc., Wilmington Equities, Inc. and Wilmington

                    Investments, Inc.

                    824 Market Street, Suite 900

                    Wilmington, DE  19801

                    The Hillman Company

                    330 Grant Street, Suite 1900

                     Pittsburgh, PA  15219

                      The 1976 JLHS Trust, the 1976 AHF Trust, the 1976 HLHJR Trust

                      The 1976 WTH Trust and the HLH Trust

                      330 Grant Street, Suite 1800

                      Pittsburgh, PA  15219

                      Cashon Biomedical Associates L.P., Charles G. Hadley, Hal S.

                      Broderson and Ronald J. Brenner

                      One Tower Bridge, Suite 1350

                      100 Front Street

                      West Conshohocken, Pennsylvania  19428

                        Elsie Hilliard Hillman, Henry L. Hillman, E. C. Johnson,

                       C. G. Grefenstette and Bruce I. Crocker

                        330 Grant Street, Suite 2000

                        Pittsburgh, Pennsylvania  15219

Item 2(c)      Citizenship:

                    Hillman Medical Ventures 1995 L.P., Hillman Medical Ventures

                    1996 L.P., Hillman Medical Ventures 1997, Hillman/Dover

                    Limited Partnership and Cashon Biomedical Associates L.P. are

                    Delaware limited partnerships.

                    Wilmington Interstate Corporation, Wilmington Securities, Inc,

                    Wilmington Equities, Inc. and Wilmington Investments, Inc.

                     are Delaware corporations.

                      The Hillman Company is a Pennsylvania corporation.

                      The 1976 JLHS Trust, the 1976 AHF Trust, the 1976 HLHJR Trust

                      the 1976 WTH Trust and the HLH Trust are Pennsylvania trusts.

                       Elsie Hilliard Hillman, Henry L. Hillman, E. C. Johnson,

                      C. G. Grefenstette, Bruce I. Crocker, Charles G. Hadley, Hal S.

                      Broderson and Ronald J. Brenner are U.S. citizens.

Item 2(d)     Title of Class of Securities:

                    Common Stock, $.001 Par Value

Item 2(e)     CUSIP Number

                    847635109

Item 3          Not Applicable

Item 4          Ownership:

                     101,860 shares of Common Stock were sold in a private sale by

                     Hillman Medical Ventures 1995 L.P., a Delaware limited partnership

                     ("HMV 95").  Hillman/Dover Limited Partnership and Cashon

                     Biomedical Associates L.P. are general partners of HMV 95.  Wilmington

                     Securities, Inc. is the sole general partner of Hillman/Dover Limited

                     Partnership.  Wilmington Securities, Inc. is a wholly-owned subsidiary of Wilmington Equities, Inc.  Wilmington Equities, Inc. is a wholly-owned subsidiary of Wilmington Investments, Inc.  Wilmington Investments, Inc.

                     is a wholly-owned subsidiary of The Hillman Company, which is controlled by the HLH Trust.  Charles G. Hadley, Hal S. Broderson and

                     Ronald J. Brenner are general partners of Cashon Biomedical Associates

                     L.P.

                     423,102 shares of Common Stock were sold in a private sale by

                     Hillman Medical Ventures 1996 L.P., a Delaware limited partnership

                     ("HMV 96").  Hillman/Dover Limited Partnership and Cashon

                     Biomedical Associates L.P. are general partners of HMV 96.  Wilmington

                     Securities, Inc. is the sole general partner of Hillman/Dover Limited

                     Partnership.  Wilmington Securities, Inc. is a wholly-owned subsidiary of Wilmington Equities, Inc.  Wilmington Equities, Inc. is a wholly-owned subsidiary of Wilmington Investments, Inc.  Wilmington Investments, Inc.

                     is a wholly-owned subsidiary of The Hillman Company, which is controlled by the HLH Trust.  Charles G. Hadley, Hal S. Broderson and

                     Ronald J. Brenner are general partners of Cashon Biomedical Associates

                     L.P.

                     75,000 shares of Common Stock were sold in a private sale by

                      Hillman Medical Ventures 1997 L.P., a Delaware limited partnership

                     ("HMV 97").  Hillman/Dover Limited Partnership and Cashon

                     Biomedical Associates L.P. are general partners of HMV 97.  Wilmington

                      Securities, Inc. is the sole general partner of Hillman/Dover Limited

                     Partnership.  Wilmington Securities, Inc. is a wholly-owned subsidiary of Wilmington Equities, Inc.  Wilmington Equities, Inc. is a wholly-owned subsidiary of Wilmington Investments, Inc.  Wilmington Investments, Inc.

                     is a wholly-owned subsidiary of The Hillman Company, which is controlled by the HLH Trust.  Charles G. Hadley, Hal S. Broderson and

                     Ronald J. Brenner are general partners of Cashon Biomedical Associates

                     L.P.

                     82,637 shares of Common Stock were sold in a private sale by

                     Wilmington Interstate Corporation, a wholly-owned subsidiary of

                     Wilmington Equities, Inc.  Wilmington Equities, Inc. is a wholly-owned subsidiary of Wilmington Investments, Inc.  Wilmington Investments, Inc.

                       is a wholly-owned subsidiary of The Hillman Company, which is controlled by the HLH Trust.

                      9,905 shares of Common Stock were sold in a private sale by

                      Wilmington Securities, Inc., a wholly-owned subsidiary of Wilmington

                      Equities, Inc.  Wilmington Equities, Inc. is a wholly-owned subsidiary of Wilmington Investments, Inc.  Wilmington Investments, Inc.

                       is a wholly-owned subsidiary of The Hillman Company, which is controlled by the HLH Trust.

                     494,101 shares of Common Stock were sold in a private sale by

                     Henry L. Hillman, Elsie Hilliard Hillman and C. G. Grefenstette,

                     Trustees of the Henry L. Hillman Trust U/A dated November 18, 1985 a Pennsylvania revocable trust.  C. G. Grefenstette shares power to vote or to direct the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the 1976 Trusts,  the

                     HLH Trust, Wilmington Interstate Corporation and Wilmington

                     Securities, Inc.  Henry L. Hillman shares power to vote or to direct the vote and shares power to dispose or direct the disposition of the shares of stock owned by the HLH Trust, Wilmington Interstate Corporation and

                     Wilmington Securities, Inc..  Elsie Hilliard Hillman shares power to vote or to direct the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the HLH Trust, Wilmington

                       Interstate Corporation and Wilmington Securities, Inc.

                      98,033 shares of Common Stock were sold in a private sale by

                      C. G. Grefenstette, E. C. Johnson and Bruce I. Crocker, Trustees U/A/T dated

                       December 30, 1976 for the Children of Juliet Lea Hillman Simonds

                      (together with the three trusts of even date named below, the "1976

                      Trusts"), a Pennsylvania irrevocable trust.  C. G. Grefenstette shares power to vote or to direct the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the 1976 Trusts the HLH Trust, Wilmington Interstate Corporation and Wilmington

                      Securities, Inc.

                      98,033 shares of Common Stock were sold in a private sale by

                      C. G. Grefenstette, E. C. Johnson and Bruce I. Crocker, Trustees U/A/T dated

                       December 30, 1976 for the Children of Audrey Hillman Fisher,

                       a Pennsylvania irrevocable trust.  C. G. Grefenstette shares power to vote or to direct the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the 1976 Trusts the HLH Trust, Wilmington Interstate Corporation and Wilmington

                      Securities, Inc.

                      98,033 shares of Common Stock were sold in a private sale by

                      C. G. Grefenstette, E. C. Johnson and Bruce I. Crocker, Trustees U/A/T dated

                      December 30, 1976 for the Children of Henry Lea Hillman, Jr.,

                      a Pennsylvania irrevocable trust.  C. G. Grefenstette shares power to vote or to direct the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the 1976 Trusts,

                       the HLH Trust, Wilmington Interstate Corporation and Wilmington

                      Securities, Inc.

                      98,033 shares of Common Stock were sold in a private sale by

                      C. G. Grefenstette, E. C. Johnson and Bruce I. Crocker, Trustees U/A/T dated

                      December 30, 1976 for the Children of William Talbott Hillman,

                      a Pennsylvania irrevocable trust.  C. G. Grefenstette shares power to vote or to direct the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the 1976 Trusts,

                      the HLH Trust, Wilmington Interstate Corporation and Wilmington

                      Securities, Inc.

(b)     Percent of Class

          0

(c)     Number of Shares as to which such person has:

          (i)     sole power to vote or direct the vote

           (ii)   shared power to vote or to direct the vote

                   0   (See Item (4)(a))

            (iii)  sole power to dispose or to direct the disposition of

            (iv)   shared power to dispose or to direct the disposition of

                    0   (See Item (4)(a))

Item 5     Ownership of Five Percent or Less of a Class:

                Not Applicable

Item 6     Ownership of More than Five Percent on Behalf of Another Person:

                Not Applicable

Item 7     Identification and Classification of the Subsidiary Which Acquired

               The Security being Reported on by the Parent Holding Company

               Not Applicable

Item 8     Identification and Classification of Members of the Group:

               Not Applicable

Item 9     Notice of Dissolution of Group:

               Not Applicable

Item 10    Certification:

     By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

(Intentionally Left Blank)

SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify

That the information set forth in this statement is true, complete and correct.

                                                     HILLMAN MEDICAL VENTURES 1995 L.P.

                                                     By Hillman/Dover Limited Partnership

                                                     a General Partner

                                                     By Wilmington Securities, Inc., the sole

                                                     General Partner

                                                      By:  ___/s/ Andrew H. McQuarrie_________

                                                                  Andrew H. McQuarrie President

                                                     By Cashon Biomedical Associates L.P.,

                                                     a General Partner

                                                     By: _______/s/ Charles G. Hadley ________

                                                                 Charles G. Hadley, General Partner

                                                      By:  ______/s/ Hal S. Broderson _________

                                                                 Hal S. Broderson, General Partner

                                                       By:  _____/s/ Ronald J. Brenner _________

                                                                  Ronald J. Brenner, General Partner

                                                     HILLMAN MEDICAL VENTURES 1996 L.P.

                                                      By Hillman/Dover Limited Partnership

                                                     a General Partner

                                                     By Wilmington Securities, Inc., the sole

                                                      General Partner

                                                     By:  ___/s/ Andrew H. McQuarrie_________

                                                                  Andrew H. McQuarrie President

                                                      By Cashon Biomedical Associates L.P.,

                                                     a General Partner

                                                     By: _______/s/ Charles G. Hadley ________

                                                                 Charles G. Hadley, General Partner

                                                      By:  ______/s/ Hal S. Broderson _________

                                                                 Hal S. Broderson, General Partner

                                                      By:  _____/s/ Ronald J. Brenner _________

                                                                  Ronald J. Brenner, General Partner

                                                     HILLMAN MEDICAL VENTURES 1997 L.P.

                                                     By Hillman/Dover Limited Partnership

                                                     a General Partner

                                                     By Wilmington Securities, Inc., the sole

                                                     General Partner

                                                     By:  ___/s/ Andrew H. McQuarrie_________

                                                                  Andrew H. McQuarrie President

                                                     By Cashon Biomedical Associates L.P.,

                                                     a General Partner

                                                     By: _______/s/ Charles G. Hadley ________

                                                                Charles G. Hadley, General Partner

                                                      By:  ______/s/ Hal S. Broderson _________

                                                                  Hal S. Broderson, General Partner

                                                      By:  _____/s/ Ronald J. Brenner _________

                                                                  Ronald J. Brenner, General Partner

                                                     HILLMAN/DOVER LIMITED PARTNERSHIP

                                                     By Wilmington Securities, Inc., the sole

                                                     General Partner

                                                     By:  ___/s/ Andrew H. McQuarrie_________

                                                                  Andrew H. McQuarrie President

                                                        CASHON BIOMEDICAL ASSOCIATES L.P.

                                                     By: _______/s/ Charles G. Hadley ________

                                                                Charles G. Hadley, General Partner

                                                      By:  ______/s/ Hal S. Broderson _________

                                                                 Hal S. Broderson, General Partner

                                                       By:  _____/s/ Ronald J. Brenner _________

                                                                  Ronald J. Brenner, General Partner

                                                     WILMINGTON INTERSTATE CORPORATION

                                                      By:             /s/ Andrew H. McQuarrie

                                                                             Andrew H. McQuarrie

                                                                                    President

                                                     WILMINGTON SECURITIES, INC.

                                                      By:             /s/ Andrew H. McQuarrie

                                                                              Andrew H. McQuarrie

                                                                                   President

                                                     WILMINGTON EQUITIES, INC.

                                                       By:             /s/ Andrew H. McQuarrie

                                                                             Andrew H. McQuarrie

                                                                                   President

                                                      WILMINGTON INVESTMENTS, INC.

                                                      By:             /s/ Andrew H. McQuarrie

                                                                             Andrew H. McQuarrie

                                                                                   Vice President

                                                     THE HILLMAN COMPANY

                                                      By:             /s/ Joseph C. Manzinger

                                                                              Joseph C. Manzinger

                                                                                   President

                                                     HENRY L. HILLMAN, ELSIE HILLIARD HILLMAN

                                                     AND C. G. GREFENSTETTE, TRUSTEES OF THE

                                                      HENRY L. HILLMAN TRUST U/A DATED

                                                      NOVEMBER 18, 1985

                                                                        /s/ C. G. Grefenstette

                                                      C. G. Grefenstette, Trustee

                                                      C. G. GREFENSTETTE , E. C. JOHNSON AND

                                                      BRUCE I CROCKER, TRUSTEES U/A/T DATED

                                                      DECEMBER 30, 1976 FOR THE CHILDREN

                                                       OF JULIET LEA HILLMAN SIMONDS

                                                                        /s/ C. G. Grefenstette

                                                      C. G. Grefenstette, Trustee

                                                                         /s/ E. C. Johnson

                                                      E. C. Johnson, Trustee

                                                                        /s/ Bruce I. Crocker

                                                      Bruce I. Crocker, Trustee

                                                      C. G. GREFENSTETTE , E. C. JOHNSON AND

                                                      BRUCE I CROCKER, TRUSTEES U/A/T DATED

                                                      DECEMBER 30, 1976 FOR THE CHILDREN

                                                      OF AUDREY HILLMAN FISHER

                                                                        /s/ C. G. Grefenstette

                                                      C. G. Grefenstette, Trustee

                                                                        /s/ E. C. Johnson

                                                      E. C. Johnson, Trustee

                                                                        /s/ Bruce I. Crocker

                                                      Bruce I. Crocker, Trustee

                                                      C. G. GREFENSTETTE , E. C. JOHNSON AND

                                                      BRUCE I CROCKER, TRUSTEES U/A/T DATED

                                                      DECEMBER 30, 1976 FOR THE CHILDREN

                                                      OF HENRY LEA HILLMAN, JR.

                                                                        /s/ C. G. Grefenstette

                                                      C. G. Grefenstette, Trustee

                                                                        /s/ E. C. Johnson

                                                      E. C. Johnson, Trustee

                                                                        /s/ Bruce I. Crocker

                                                      Bruce I. Crocker, Trustee

                                                      C. G. GREFENSTETTE , E. C. JOHNSON AND

                                                      BRUCE I CROCKER, TRUSTEES U/A/T DATED

                                                      DECEMBER 30, 1976 FOR THE CHILDREN

                                                      OF WILLIAM TALBOTT HILLMAN

                                                                        /s/ C. G. Grefenstette

                                                      C. G. Grefenstette, Trustee

                                                                        /s/ E. C. Johnson

                                                      E. C. Johnson, Trustee

                                                                        /s/ Bruce I. Crocker

                                                      Bruce I. Crocker, Trustee

                                                                         /s/ C. G. Grefenstette

                                                      C. G. Grefenstette

                                                                        /s/ E. C. Johnson

                                                       E. C. Johnson

                                                                        /s/ Bruce I. Crocker

                                                      Bruce I. Crocker

                                                                        /s/ Henry l. Hillman

                                                      Henry L. Hillman

                                                                        /s/ Elsie Hilliard Hillman

                                                      Elsie Hilliard Hillman

                                                                         /s/ Charles G. Handley

                                                      Charles G. Hadley

                                                                        /s/ Hal S. Broderson

                                                       Hal S. Broderson

                                                                        /s/ Ronald J. Brenner

                                                      Ronald J. Brenner

            February 10, 2006

             Dated